Exhibit 3(a)

                             State of Delaware

                     Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO

HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF

AMENDMENT OF "LUBY'S CAFETERIAS, INC.," CHANGING ITS NAME FROM "LUBY'S

CAFETERIAS, INC." TO "LUBY'S, INC." FILED IN THIS OFFICE ON THE ELEVENTH DAY

OF JANUARY, A.D. 1999, AT 10 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE

COUNTY RECORDER OF DEEDS.

                                      EDWARD J. FREEL
                                      ____________________________________
                                      Edward J. Freel, Secretary of State

                                      AUTHENTICATION:  9513495

                                                DATE:  01-11-99

2277358  8100

991010526

                          CERTIFICATE OF AMENDMENT TO

                         CERTIFICATE OF INCORPORATION OF

                            LUBY'S CAFETERIAS, INC.

                            _______________________

     LUBY'S CAFETERIAS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That a meeting of the Board of Directors of Luby's Cafeterias, Inc., resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED: That the Board of Directors of Luby's Cafeterias, Inc., (the "Corporation") declares it advisable that Article First of the Certificate of Incorporation be amended so as to read in its entirety as follows:

          "FIRST:  The name of the Corporation is LUBY'S, INC."

     AND BE IT FURTHER RESOLVED: That the Board of Directors hereby directs that such proposed amendment be considered at the 1999 Annual Meeting of Shareholders of the Corporation.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said LUBY'S CAFETERIAS, INC. has caused this certificate to be signed by James R. Hale, its Secretary, this 8th day of January, 1999.

                                    LUBY'S CAFETERIAS, INC.

                                    By:  JAMES R. HALE
                                         ___________________________
                                         James R. Hale, Secretary

                                                                 Exhibit 3(b)

                        CERTIFICATE OF INCORPORATION
                                    OF
                                LUBY'S, INC.

     FIRST.  The name of the Corporation is LUBY'S, INC.

     SECOND. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of Common Stock of the par value of thirty-two cents ($.32) per share.

     FIFTH.  The period of the Corporation's duration is perpetual.

     SIXTH. (a) Number, Election and Terms of Directors. The business and affairs of the Corporation shall be managed by a Board of Directors which shall consist of not less than nine nor more than fifteen persons, who need not be residents of the State of Delaware or stockholders of the Corporation. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. The directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1992 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1993 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1994 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

     (b) Newly Created Directorships. A directorship to be filled by reason of an increase in the number of directors may be filled (i) by election at an Annual or Special Meeting of Stockholders called for that purpose or (ii) by the Board of Directors for a term of office continuing only until the next election of one or more directors by the stockholders; provided that the Board of Directors may not fill more than two such directorships during the period between any two successive Annual Meetings of Stockholders.

     (c) Vacancies in the Board of Directors. Any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     (d) Removal of Directors. Any director, or the entire Board of Directors, may be removed from office at any time , but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     (a) Amendment, Repeal, etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the Corporation then outstanding, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with this Article Sixth.

     SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, adopt, amend, change or repeal the By-laws of the Corporation.

     EIGHTH. The Corporation reserves the right to amend, altar, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

     NINTH. The Corporation shall have the power to indemnify to the fullest extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to any action, suit or proceeding, whether criminal, civil. administrative or investigative, by reason of the fact that he is or was a director, advisory director or officer of the Corporation, or served another corporation, partnership, joint venture, trust or other enterprise as a director, advisory director, officer, employee, or agent at the request of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The Board of Directors in its discretion shall have the power on behalf of the Corporation to indemnify similarly any person, other than a director, advisory director or officer, made a party to any action, suit or proceeding by reason of the fact that he is or was an employee or agent of the Corporation. The provisions of this Article Ninth shall be applicable to persons who have ceased to be directors, advisory directors, officers, employees or agents of the Corporation and shall inure to the benefit of their heirs, executors and administrators.

     TENTH. Pursuant to section 102(b)(7) (or any successor statute) of the General Corporation Law of the State of Delaware, the personal liability of a director to the Corporation or the stockholders of the Corporation for monetary damages for breach of fiduciary duty is hereby eliminated. The terms of the preceding sentence, however, shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or the stockholders of the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 (or a successor statute) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

     ELEVENTH.  Section 1.  Vote Required for Certain Business Combinations.

     A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article:

          (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

         (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $10,000,000 or more; or

        (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $10,000,000 or more; or

         (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

          (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B. Definition of "Business Combination". The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

     Section 2. When Higher Vote is Not Required. The provisions of Section 1 of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A and B are met:

     A. Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

     B. Price and Procedure Requirements. All of the following conditions shall have been met:

          (i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

               (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

               (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date being referred to in this Article as the "Determination Date"), whichever is higher.

          (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

               (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

               (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

               (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

         (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. In the determination of amounts per share pursuant to subparagraphs (i) and (ii) of this paragraph B, appropriate adjustment shall be made to reflect any stock dividend, stock split, combination of shares or similar event.

          (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the affect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (b) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

          (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

         (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Section 3.  Certain Definitions.  For the purposes of this Article:

     A. A "person" shall mean any individual, firm, corporation or other entity.

     B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

          (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

         (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

        (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

     C.  A person shall be a "beneficial owner" of any Voting Stock:

          (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

         (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

        (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

     D. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph B of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 3, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     E. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on October 1, 1985.

     F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph B of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

     G. "Continuing Director" means any member of the Board of Directors of the Corporation (the Board) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

     H. Fair Market Value means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in good faith.

     I. In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in paragraphs B(i) and B(ii) of Section 2 of this Article shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     Section 4. Powers of the Board of Directors. A majority of the directors of the Corporation shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more.

     Section 5. No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     Section 6. Amendment, Repeal. etc. Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, repeal or adopt any provision inconsistent with this Article Eleventh.

     TWELFTH. Special meetings of the stockholders of the Corporation may be called (1) by the President, the Board of Directors, or such other person or persons as may be authorized in the Corporation's By-laws or (2) by the holders of at least fifty percent of all the shares of the Corporation entitled to vote at the proposed special meeting.

     THIRTEENTH. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

     FOURTEENTH. The name and post office address of the incorporator signing this Certificate of Incorporation is James R. Hale, 112 East Pecan, Suite 2000, San Antonio, Texas 78205.

     The undersigned, being the incorporator herein before named, for the purposes of organizing a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 28th day of October, 1991.

                                            /s/James R. Hale
                                            ______________________________
                                            James R. Hale, Incorporator